Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-263762, 333-254636, 333-237361, 333-229122, 333-227071 and 333-221677) on Forms S-8 and the Registration Statement (No. 333-254637) on Form S-3 of scPharmaceuticals Inc. of our report dated March 22, 2023, relating to the consolidated financial statements of scPharmaceuticals Inc., appearing in this Annual Report on Form 10-K of scPharmaceuticals Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Boston, Massachusetts

March 22, 2023